Exhibit 99.4

NEWS RELEASE

IMMUNOMEDICS REVEALS PROMISING DATA FOR SACITUZUMAB GOVITECAN IN PATIENTS HEAVILY PRETREATED FOR METASTATIC ESTROGEN RECEPTOR-POSITIVE BREAST CANCER

Confirmed Overall Response Rate of 31 Percent; with Median Duration of Response of 7.4 Months and Median Progression-free Survival of 6.8 Months

Chicago, IL., June 3, 2018 — Immunomedics, Inc., (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today announced results from a Phase 1/2 study of its lead investigational ADC, sacituzumab govitecan, in advanced stage estrogen receptor-positive (ER+)/human epidermal growth factor receptor 2-negative (HER2—) metastatic breast cancer (mBC).

“Sacituzumab govitecan has demonstrated encouraging activity in heavily pretreated patients with a median of five prior treatment lines for metastatic disease,” said Aditya Bardia, MD, MPH, Director of Precision Medicine and attending physician at Center for Breast Cancer, Massachusetts General Hospital, Harvard Medical School, Boston, MA, who presented the study in an oral session on Sunday, June 3, 2018 at the ASCO Annual Meeting. “Women with ER+/HER2— mBC who have progressed on endocrine therapies and initial chemotherapy, have very limited treatment options, and sacituzumab govitecan, based on the results presented today, could provide a promising option.”

In the Phase 1/2 study, 54 patients with ER+/HER2— mBC who received sacituzumab govitecan at a dose of 10 mg/kg on days 1 and 8 of three-week cycles showed a confirmed overall response rate (ORR) of 31 percent (17/54), based on local investigator assessment in accordance with RECIST 1.1. The estimated median duration of response was 7.4 months (95% CI: 4.4, 18.3), the clinical benefit rate (CBR; partial response and stable disease lasting for six months and longer) was 48 percent (26/54). At the time of data cutoff on April 30, 2018, seven responders were still receiving sacituzumab govitecan.

In the subgroup of 37 patients who also had received prior CDK 4/6 inhibitors, ORR was 24 percent (9/37). In the difficult-to-treat subgroup of patients with liver metastases, CBR was 48 percent (21/44). The estimated median progression-free survival was 6.8 months (95% CI: 4.6, 8.9).

“Sacituzumab govitecan may have the potential to provide another important treatment option to the large segment of patients with ER+/HER2— mBC,” said Dr. Robert Iannone, Head of Research & Development and Chief Medical Officer of Immunomedics. “We are seeking input from the health authorities regarding a potential registration pathway that could allow us to rapidly bring this valuable treatment to these patients.”

All patients had received at least two prior treatments for metastatic disease, with a median of three hormonal agents and two chemotherapy regimens. Prior treatments in any setting included taxanes (93 percent), anthracyclines (69 percent) and CDK 4/6 inhibitors (69 percent). Patients generally tolerated the treatment with sacituzumab govitecan well, with no treatment-related deaths and only two patients (3.7 percent) discontinued due to adverse events. Median number of doses was 11 (range: 1-74), and the median duration of treatment was 4.0 months (range: 0.2-26.0 months). The

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only grade 3 or 4 toxicity with greater than 10 percent frequency was neutropenia (42 percent), which is consistent with the safety profile observed in metastatic triple-negative breast cancer.

According to the National Cancer Institute (NCI), about 150,000 women in the U.S. were estimated to be living with mBC in 2017.(1) Based on medical literature, about 60 percent of patients with mBC are diagnosed with the HR+/HER2— subtype.(2-5) Endocrine therapies, either alone or in combination with cyclin-dependent kinase (CDK) 4/6 inhibitors, are typically the first lines of treatment for this subgroup of patients.(6) For patients who progress on endocrine-based therapies, the next option is chemotherapy.(6) Response rates for patients after one line of chemotherapy are in the range of 10-20 percent.(7)

Investor Event

On June 3, 2018, Immunomedics will host an investor event at 7:30 p.m. Central Time at the McCormick Place Convention Center in Chicago, IL. For additional information and/or to RSVP for the event, please contact Dr. Chau Cheng at ccheng@immunomedics.com. The investor event will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/.

References

1.              https://www.cancer.gov/news-events/press-releases/2017/metastatic-breast-cancer-survival-rates.

2.              Onitilo AA, Engel JM, Greenlee RT, et al. Breast cancer subtypes based on ER/PR and Her2 expression: comparison of clinicopathologic features and survival. Clin Med Res. 2009 Jun; 7(1-2): 4—13.

3.              Dawood S, Broglio K, Buzdar AU, et al. Prognosis of women with metastatic breast cancer by HER2 status and trastuzumab treatment: an institutional-based review. J Clin Oncol. 2010 Jan 1; 28(1): 92—98.

4.              Lobbezoo DJA, van Kampen RJW, Voogd AC, et al. Prognosis of metastatic breast cancer subtypes: the hormone receptor/HER2-positive subtype is associated with the most favorable outcome. Breast Cancer Res Treat (2013) 141:507—514.

5.              Gong Y, Liu YR, Ji P, Hu X, & Shao ZM. Impact of molecular subtypes on metastatic breast cancer patients: a SEER population-based study. Sci Rep. 2017; 7: 45411.

6.              https://www.cancer.org/cancer/breast-cancer/treatment/treatment-of-breast-cancer-by-stage/treatment-of-stage-iv-advanced-breast-cancer.html. Accessed on May 5, 2018.

7.              De Paz Arias L, Teijido PG, Servitja S, et al. CASCADE study: pronounced decline in treatment efficacy through the metastatic life of breast cancer patients. Annals of Oncology 1 October 2016; 27(Supplement 6): 248P.

About Sacituzumab Govitecan

Sacituzumab govitecan, our most advanced product candidate, is a novel, first-in-class antibody-drug conjugate (ADC). It is currently under review by the U.S. Food and Drug Administration for accelerated approval as a treatment of patients with metastatic triple-negative breast cancer who previously received at least two prior therapies for metastatic disease. If approved, sacituzumab govitecan would be the first and only ADC approved for the treatment of metastatic triple negative breast cancer.

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About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer and other serious diseases. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Investors:

Dr. Chau Cheng

Senior Director, Investor Relations & Corporate Secretary

(973) 605-8200, extension 123

ccheng@immunomedics.com

For Media Inquiries:

media@immunomedics.com

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